Exhibit 10.2

AMENDED AND RESTATED

MASTER CONSULTING AND ENGINEERING SERVICES AGREEMENT

This Amended and Restated Master Consulting and Engineering Services Agreement (the “Agreement”), effective as of September 16, 2015 (the “Effective Date”), is entered into by and between KLATU Networks, LLC, (hereinafter “KLATU”), a Washington limited liability company located in Poulsbo Washington, and Cryoport Systems, Inc. (hereinafter “CRYOPORT”), a California corporation located in Lake Forest, California.

A.           WHEREAS, KLATU previously developed for and licensed to CRYOPORT certain technology pursuant to a certain Master Consulting and Engineering Services Agreement between KLATU and CRYOPORT dated October 9, 2007 (the “Original Agreement”), as amended by First Amendment to Master Consulting and Engineering and Services Agreement dated April 23, 2009 (“First Amendment”), and as amended by Second Amendment to Master Consulting and Engineering Services Agreement dated November 1, 2010 (the “Second Amendment”) (the Original Agreement, First Amendment and Second Amendment are collectively referred to herein as the “Original Master Agreement”);

B.           WHEREAS, the Original Master Agreement provided that KLATU shall be the exclusive owner of any and all rights in and to the Background Technology and Developed Technology, as those terms are defined in the Agreement, and KLATU is concurrently herewith selling and transferring the ownership rights in the Developed Technology to CRYOPORT under the terms of the Purchase and Sale Agreement dated concurrently herewith (“Purchase and Sale Agreement”);

NOW, THEREFORE, the parties hereto agree to amend and restate in its entirety the Original Master Agreement as follows:

1.           Definitions. All definitions used herein shall apply to both the single and plural forms, as context may require. The following terms when used herein shall have the following meanings:

1.1           “Background Technology” means the KLATU cloud application known as TRAXX including the products related thereto, additionally, all schematics, development tools, objects, routines, subroutines, specifications, methodologies, algorithms, designs, drawings, Source Code, Object Code, data files, concepts, ideas, best practices, products and inventions (whether patentable or not), know-how, trade secret or other technology or materials and the Intellectual Property Rights related to or arising from any of the foregoing conceived, created owned or controlled by KLATU (“Strategic Technology”) prior to the effective date of the Original Master Agreement (“Original Effective Date”). Background Technology also includes KLATU Strategic Technology created after the Original Effective Date.

1.2           “Contracted Hourly Rates” means the “market rate” or “discounted rate” attached hereto as sequentially labeled Exhibits beginning with Exhibit A for engineering development services relating to the Statement of Work.

1.3           “Developed Software” means the software programs in Executable Code and any technical documentation related thereto developed by KLATU specifically for CRYOPORT pursuant to the terms of this Agreement and the applicable Statement of Work.

1.4          “Developed Hardware” means hardware devices developed or integrated by KLATU including embedded firmware developed pursuant to the terms of this Agreement and the applicable Statement of Work.

1.5           “Developed Technology” means all schematics, development tools, objects, routines, subroutines, methodologies, algorithms, specifications, designs, drawings, software programs (in both Source Code and Object Code form), including, without limitation, the Developed Software, Developed Hardware, data files, inventions (whether patentable or not), know-how, trade secret or other technology or materials and the Intellectual Property Rights related to or arising from any of the foregoing created, developed, or otherwise reduced to practice, whether developed by KLATU alone or jointly with CRYOPORT, pursuant to a Statement of Work under the Agreement, and which has been fully funded and paid for by CRYOPORT as provided in the applicable Statement of Work. This specifically includes the logistics management platform that is provided under the trademark CRYOPOTALTM or any other software developed pursuant to a Statement of Work that is used to automate order entry, prepare customs and other required documentation, facilitate status, location and condition monitoring of shipped orders while in transit or that serves as a data repository for the chain-of-custody and chain-of-condition of each shipment transaction for retention and analysis. It is understood and agreed to by the Parties that the Cryoport Dewar and related physical shipping materials have been developed solely by CRYOPORT, and are thus expressly excluded from the Developed Technology. It is further understood and agreed that the intellectual property of KLATU including but not limited to the cloud application known as TRAXX, related and other intellectual property for determining health, condition location and remaining life of a thermal mass for a package in transit, opportunistic network communications with a package during shipment, and browser toolbar for display of data logger information are and shall remain the sole property of KLATU. CRYOPORT acknowledges and agrees that it has no claims of ownership or license rights to this intellectual property under this or any other Agreement.

1.6           “Intellectual Property Rights” means any and all patents, patent registrations, business processes, data rights, copyrights, trade names, trademarks, trade secrets, know-how, mask works, or any other proprietary rights, whether registered or unregistered, arising or enforceable under U.S. law or the law of any other jurisdiction or international treaty regime.

1.7          “Object Code” means the computer code in a format not perceivable by humans and not suitable for machine execution without the intervening steps of interpretation or compilation.

1.8           “Source Code” means the human-readable version of a software program that requires further compilation or other processing before it can execute on a computer.

1.9           “Statement of Work” means a high-level description of a project and all work required to complete the project (“Project”). It describes the problem to solve as well as the tasks, users of the system and the user environment. The overall technical capabilities of the system are described, as well as, by disclosure or omission, what is not included. One of the most important goals of the Statement of Work is to gain a mutual understanding of the scope, effort and costs involved to complete the Project and to clarify what is included in the Developed Technology.

2.          Services.

2.1           Development. KLATU will use commercially reasonable efforts to perform the engineering services set forth on the applicable Statement of Work. KLATU shall comply with all laws applicable to professional software engineers and shall perform in a manner consistent with generally accepted procedures for the profession.

2.2           Changes. Either party may, from time to time, provide written notice to the other party proposing changes to the Project or the development schedule related thereto (“Change Proposal”). Following a Change Proposal, the parties shall promptly (not to exceed two (2) weeks), determine the financial and schedule impact, if any, and whether, and with what modifications the proposed change is mutually agreeable. No Change Proposal will have any contractually binding effect until formally agreed to in writing by both parties. KLATU will be paid its contracted hourly rates to evaluate the effect of any change proposed by CRYOPORT (not to exceed four (4) person hours of evaluation time without advance written approval of CRYOPORT). The parties shall then execute an amendment to the applicable Statement of Work to reflect any such changes.

3.          Acceptance. Developed Software developed prior to the Effective Date has been tested and accepted by CRYOPORT. A mutually agreeable acceptance test plan which corresponds with the Developed Software developed after the Effective Date (each, an “ATP”) which defines criteria for final acceptance of such Developed Software by CRYOPORT shall be set forth in the applicable Statement of Work for such Developed Software. KLATU shall provide written notice to CRYOPORT upon completion of the Developed Software or any relevant component thereof. Within ten (10) business days after delivery by KLATU of such notice, CRYOPORT shall complete testing of the Developed Software or component thereof in accordance with the applicable ATP. If such Developed Software passes the criteria of the ATP, CRYOPORT shall immediately issue to KLATU a Certificate of Final Acceptance. If no such Certificate of Final Acceptance is received by KLATU within such time period, such Developed Software shall be deemed accepted hereunder. If the Developed Software does not pass the applicable ATP, CRYOPORT shall promptly provide written notice thereof to KLATU describing the nature of the failure, and KLATU shall use commercially reasonable efforts to correct any reproducible error. Upon correction of such error, KLATU shall send notice of completion to CRYOPORT, and the Developed Software shall be tested again pursuant to the terms of this Section 3 until final acceptance is achieved.

4.           Ownership and Licensing.

4.1          Background Technology. KLATU or its licensors shall retain and are the sole and exclusive owners of any and all rights in and to the Background Technology.

4.2          Developed Technology. The Developed Technology, including all inventions relating to the logistics system Cryoportal and not otherwise contained within the Background Technology of KLATU, whether patentable or not, arising from the services performed by KLATU under a Statement of Work shall be owned exclusively by CRYOPORT.

4.3           Patent Filings. KLATU agrees to (a) cooperate with CRYOPORT to promptly execute and file, or to cause to be executed and filed any and all patent applications covering any of the patentable Developed Technology, and (b) to require the inventors of such Developed Technology who are employees, independent contractors, or representatives of KLATU to assign such patent applications and the inventions disclosed therein to CRYOPORT and to execute all such other documents as may be reasonably necessary to confirm the ownership rights of CRYOPORT in the subject matter of the Developed Technology.

4.4           Patent Filing Costs and Expenses. With respect to any patent applications and patents covering the Background Technology, KLATU shall be responsible for all costs and expenses related to preparing, filing and prosecuting such patent applications and paying all maintenance fees related to any such preparing, filing and prosecuting such patent applications and paying all maintenance fees related to any such issued patents. With respect to any patent applications and patents covering the Developed Technology (as hereinafter defined), CRYOPORT shall be responsible for all costs and expenses related to preparing, filing and prosecuting such patent applications and paying all maintenance fees related to any such issued patents.

4.5          Cooperation.

Product Marking. CRYOPORT will use commercially reasonable efforts to affix and/or to require its or their distributors to affix to packaging, or in the case of bulk distribution to the accompanying documents, for products embodying the Background Technology or the Developed Technology a notice complying with all applicable patent marking laws in the country or countries in which the products are made and the country or countries in which the products are distributed and sold. Irrespective of the forgoing, KLATU agrees that an inadvertent failure of CRYOPORT to mark a product pursuant to this Section 4.5.1. shall not be a material breach of this Agreement and that CRYOPORT shall be able to correct any alleged marking errors by marking products after receiving notice from KLATU pursuant to the terms of this Agreement.

4.5.1           Patent Applications. Each Party agrees to cooperate fully and act promptly in the preparation, filing, and prosecution of any patent applications under this Agreement. Such cooperation includes, but is not limited to: (a) executing all papers and instruments, or requiring its employees or agents, to execute such papers and instruments, so as to effectuate the ownership of such patent applications (and inventions covered by such patent applications) and to enable the relevant Party to apply for and to prosecute patent applications in any country, and (b) promptly informing the other Party of any matters coming to such Party’s attention that may affect the preparation, filing, or prosecution of any such patent applications.

4.5.2           Infringement Alleged by Third Parties. Each Party shall promptly notify the other in writing of any allegation by a third party that the activity of either of the Parties under this Agreement infringes or may infringe the Intellectual Property Rights of such third party (including, if applicable, opposition proceedings related to any foreign patents, re-examination of issued patents, interference proceedings and declaratory judgments, and judgments regarding invalidity of any patents.) KLATU shall have the right to control the defense of any claims with respect to the Background Technology or the permitted use by KLATU of Developed Technology by counsel of its own choice. If KLATU fails to proceed in a timely fashion with regard to the defense of any claims with respect to its use of the Developed Technology, CRYOPORT shall have the right to control any such defense of such claim by counsel of its own choice, and KLATU shall have the right to be represented in any such action by counsel of its own choice. Except for the limited rights granted to KLATU, CRYOPORT shall have the right to control the defense of any claims with respect to the Developed Technology by counsel of its own choice or the permitted use by CRYOPORT of Background Technology. If CRYOPORT fails to proceed in a timely fashion with regard to the defense of any claims with respect to the Developed Technology or uses of Background Technology, KLATU shall have the right to control any such defense of such claim by counsel of its own choice, and CRYOPORT shall have the right to be represented in any such action by counsel of its own choice. Neither Party shall have the right to settle any infringement litigation in a manner that diminishes the rights or interests of the other Party or obligates the other Party to make any payment or take any action without the consent of such other Party. The costs of defending such claims shall be borne by CRYOPORT if the claimed infringement is made with respect to use by CRYOPORT or any licensee of CRYOPORT other than KLATU. The costs shall be borne by KLATU if the claimed infringement is made with respect to use by KLATU or any licensee of KLATU other than CRYOPORT. Neither Party shall be obligated under this section to incur costs or engage in defense efforts unless such costs or efforts are commercially reasonable in light of the relevant circumstances.

4.5.3           Third Party Infringement. KLATU and CRYOPORT shall promptly notify the other in writing of any alleged or threatened infringement of any Intellectual Property Rights arising from the Developed Technology or applicable Background Technology used by CRYOPORT of which they become aware. Both parties shall use their best efforts in cooperating with each other to terminate such infringement without litigation. KLATU shall have the right to bring and control any action or proceeding with respect to infringement of any Intellectual Property Rights owned by KLATU or KLATU’s use of the Developed Technology by counsel of its own choice. CRYOPORT shall have the right to bring and control any action or proceeding with respect to infringement of any Intellectual Property Rights owned by CRYOPORT by counsel of its own choice. With respect to infringement of any Intellectual Property Rights owned by KLATU and licensed to CRYOPORT, if KLATU fails to bring an action or proceeding within (a) 90 days following the notice of alleged infringement or (b) 10 days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, CRYOPORT shall have the right to bring and control any such action by counsel of its own choice, and KLATU shall have the right to be represented in any such action by counsel of its own choice. With respect to infringement of any Intellectual Property Rights owned by CRYOPORT and licensed to KLATU, if CRYOPORT fails to bring an action or proceeding within (a) 90 days following the notice of alleged infringement or (b) 10 days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, KLATU shall have the right to bring and control any such action by counsel of its own choice, and CRYOPORT shall have the right to be represented in any such action by counsel of its own choice. In the event a party brings an infringement action, the other party shall cooperate fully, including if required to bring such action, the furnishing of a power of attorney. Neither party shall have the right to settle any infringement litigation in a manner that diminishes the rights or interests of the other party without the prior written consent of such other party. The costs of enforcement proceedings shall be borne by CRYOPORT if the suspected infringement falls within the Developed Technology or Background Technology used by CRYOPORT. The costs shall be borne by KLATU if the suspected infringement is made with respect to the Background Technology used by KLATU. Except as otherwise agreed to by the parties as part of a cost sharing arrangement, any recovery realized as a result of such litigation, after reimbursement of any litigation expenses of KLATU and CRYOPORT, shall belong to the party who brought the action. Neither Party shall be obligated under this section to incur costs or engage in enforcement efforts unless such costs or efforts are commercially reasonable in light of the relevant circumstances.

4.6         Trade Secrets. If CRYOPORT and KLATU mutually decide to protect some or all of the Developed Technology under laws relating to trade secrets, the parties shall cooperate with one another in achieving and maintaining such trade secret protection.

4.7         License – Background Technology. Subject to the terms and conditions of this Agreement, KLATU hereby grants to CRYOPORT a worldwide, perpetual, irrevocable, sublicenseable, non-exclusive, fully paid-up, transferable right and license, to use, distribute, make, sell, offer to sell, import, disclose and otherwise exploit the Background Technology used with the Developed Technology by CRYOPORT in CRYOPORT’s CryoportalTM program in any form or media (now known or later developed) in the CryoportalTM program, enhancements thereto and other or future generations thereof. The rights and licenses granted to CRYOPORT under this Section 4.7 may be exercised by any third party on CRYOPORT’S behalf (e.g., the right to make includes the right to have made). CRYOPORT may grant a third party a sublicense to use the licensed technology solely for such third party’s use with the CryoportalTM program for such third party’s use in the Cryoportal. CRYOPORT and KLATU acknowledge that the Background Technology licensed to CRYOPORT under this Section 4.7 resides in the KLATU Commons software library.

4.8           License – Developed Technology. Subject to the terms and conditions of this Agreement, CRYOPORT hereby grants to KLATU a worldwide, perpetual, irrevocable, sublicenseable, non-exclusive, fully paid-up, transferable right and license, to use, distribute, make, sell, offer to sell, import, disclose and otherwise exploit those portions of the Developed Technology described on Schedule 3.1 to the Purchase and Sale Agreement, in any form or media (now known or later developed) in KLATU’s cloud based monitoring solution known as TRAXX, enhancements thereto and other or future generations KLATU monitoring of products including monitoring of package shipments. The rights and licenses granted to KLATU under this Section 4.8 may be exercised by any third party on KLATU’s behalf (e.g., the right to make includes the right to have made). KLATU may grant a third party a sublicense to use the licensed technology for such third party’s use in KLATU developed products.

4.9           Limitation on Licenses. Except as provided in this Section 4.9, no license is granted to CRYOPORT except for those items specified in Section 4.7, provided however that CRYOPORT shall have the right to assign the license or grant sublicenses relating to the items to a parent, subsidiary, or successor-in-interest to its business (whether by merger, acquisition, consolidation, or sale of substantially all of the assets of CRYOPORT). CRYOPORT may grant licenses to the items: (i) in support of third party business partners who are prior to such grant are regular suppliers or customers of CRYOPORT, CRYOPORT may grant such parties personal, non-transferable, non-exclusive licenses to use the Background Technology provided that the license prohibit the transfer, assignment, modifying, translating, renting, reverse engineering, or creation of derivative works of the Background Technology; (ii) pursuant to limited End User License Agreements granting retail customers a personal, non-transferable, non-exclusive right to use the Background Technology in connection with the Service or product embodying the Background Technology, and prohibiting the transfer, assignment, modifying, translating, renting, reverse engineering, creation of derivative works, or copying of the Background Technology; (iii) granting third-party shipping companies and their affiliate companies a personal, non-transferable, non-exclusive license to use the Background Technology and prohibiting the transfer, assignment, modifying, translating, renting, reverse engineering, or creation of derivative works of the Background Technology. If CRYOPORT licenses the Background Technology to third parties for other purposes, KLATU shall be entitled to compensation for such licensing or assignment in an amount equal to one-half (1/2) of the proceeds received by CRYOPORT as consideration for such licensing or assignment, minus CRYOPORT’s development costs paid to develop the Developed Technology used therewith, payable on the same terms as CRYOPORT is paid, provided if CRYOPORT accepts non-cash consideration KLATU shall be entitled to the cash equivalent. No license granted to CRYOPORT under this Agreement shall include the right to modify, translate, reverse engineer, or create derivative works of the Background Technology, or otherwise perform any acts not expressly granted to CRYOPORT in this Section 4, without the written consent of KLATU. Any derivative works, relating to the Background Technology licensed to CRYOPORT, created by CRYOPORT or a licensee shall become the property of KLATU.

4.10           Right of First Negotiation. KLATU shall have the right to develop and enhance any technology or services or products embodying Background Technology and the portions of the Developed Technology licensed to KLATU in any field of use for its own use or for third parties. KLATU shall have the right but not the obligation to provide written notice to CRYOPORT in the event KLATU desires to develop a technology or product with a third party, or is approached by a third party to develop a technology or product utilizing the Background Technology. Such notice shall include sufficient detail for CRYOPORT to understand the nature of the service or product and an outline of anticipated funding needs. CRYOPORT shall have 30 days following receipt of such notice to advise KLATU whether CRYOPORT is interested in such service or product. CRYOPORT shall have another 30 days thereafter to negotiate a Statement of Work on terms and conditions acceptable to KLATU, including financial terms under which CRYOPORT will fund such development. If the Parties cannot agree to such terms and conditions within such 30 day period or if CRYOPORT does not express interest in such a service or product within the initial 30 day period, (i) KLATU may proceed with such a third party development and CRYOPORT shall have no rights in connection with development or with respect to any product developed thereunder (hereinafter a “Developed Product”), and (ii) it shall be conclusively presumed that the Developed Product does not infringe upon CRYOPORT’s Intellectual Property Rights in the Developed Technology, and (iii) KLATU shall have the right to grant a license to a third party under the Background Technology to make, have made, use or sell such Developed Product. Any such third party license shall be limited to such Developed Product and shall not otherwise diminish CRYOPORT’s rights with respect to the Background Technology or Developed Technology under this Agreement.

4.11        Reversion.

4.11.1           Definitions. For the purposes of this section, a “Pending Application” is a patent application that is currently pending in the U.S. Patent Office or in the patent office of a foreign state; a “Related Application” of the Pending Application is patent application that is entitled to the priority afforded the Pending Application, is based on at least one patent application in common with the Pending Application, includes disclosures of all of the subject matter described in the Pending Application and can reasonably claim the subject matter recited in the claims of the Pending Application in the same patent office in which the Pending Application is being prosecuted; and a “Final Application” is a Pending Application which has no co-pending Related Applications. For the purposes of this section, the right to prosecute and maintain a Patent Application includes the right to file one or more continuation applications, continuation-in-part applications and divisional applications.

4.11.2          Status Reports. During KLATU or CRYOPORT’s (in this case the “Prosecuting Party”) prosecution of any Pending Application, Related Application, or Final Application, or maintenance of any Patents covering Developed Technology (in this case, collectively, the “Filings Requiring Action”), the Prosecuting Party shall provide written status reports to the other Party describing: i) the current Filings Requiring Action; ii) the status of the Filings Requiring Action; (iii) any office actions, responses, fees, or any filings or other actions necessary or appropriate to preserve the Parties’ rights to the Filings Requiring Action (each a “Required Action”); and (iv) the due date for the taking of those Required Actions. Status Reports shall be sent by the Prosecuting Party within ten (10) days of any initial filings for a Filing Requiring Action, and shall thereafter be sent on or before the date thirty (30) days prior to the due date for any Required Action, provided that no more than one status report shall be required in any thirty (30) day period. For the purpose of this paragraph the “due date” shall be defined as that date by which an action may be taken without the payment of any extension fees, requests for extensions, or similar actions, and without in any way diminishing the Parties’ rights to a Filing Requiring Action.

5.           Fees and Payment.

5.1           Fee Estimate. KLATU shall provide an estimate of fees for each Project, which shall be set forth in the applicable Statement of Work. CRYOPORT acknowledges and agrees that KLATU is providing an estimate of such fees only, that such estimate is not binding, and that it may be subject to change during the course of performing such Project; provided, however, that, the total fees actually invoiced for such Project shall not exceed KLATU’s estimate by more than ten percent (10%) without CRYOPORT’s prior written approval. Estimated fees may consist of engineering services, prototyping fees, travel expenses or other miscellaneous expenses associated with a given Project.

5.2           Retainer. An initial retainer payment for each Project may be due and if required it shall be stated in each Statement of Work. The contracted hourly rates applicable to each Project shall be set forth in Exhibit A. If a retainer is specified, work on such Project will not begin until such initial retainer payment is received by KLATU.

5.3           Monthly Minimum. CRYOPORT shall pay KLATU its contracted hourly rates pursuant to Exhibit A for engineering services performed under each Statement of Work. KLATU will not increase such published rates during a Project and will not increase hourly rates by more than four percent (4%) per annum during the term of this Agreement. Each week, or in accordance with agreed upon milestones whichever is specified in the applicable Statement of Work, KLATU shall invoice CRYOPORT for engineering services performed under this Agreement. Payment of such invoice is due within ten (10) days after receipt thereof. If the applicable Statement of Work provides for an initial retainer payment paid pursuant to Section 5.2, it shall be credited against the fees to be paid pursuant to each such invoice in an amount equal to twenty-five percent (25%) of such invoice, until the total amount of the retainer has been credited. KLATU will refund to CRYOPORT the balance of any uncredited initial retainer payment upon the completion of the Project. To ensure the availability of KLATU personnel to perform services, CRYOPORT agrees it shall pay KLATU a minimum for services fees of $25,000.00 per month (“Minimum Monthly Fee”). In the event the actual services fees for any month will be less than the minimum Monthly Fee due to an insufficiency of work assigned to by Cryoport to KLATU , the shortfall shall be included in and payable with the final invoice for such month. Any such shortfall in a month if timely paid by CRYOPORT may be carried forward as advance payment for future services performed in excess of the Minimum Monthly Fee in any of the three (3) months following the month of such shortfall; provided if such shortfall occurs after a notice of termination has been given pursuant to Section 7.2, a shortfall occurring after such notice may be carried forward up to ninety (90) days after the termination date of this Agreement.

5.4           Prototype Fees. The prototype fees, if applicable, shall be estimated and set forth in each Statement of Work and shall be based on average costs of similar projects performed by KLATU. Third party prototyping services will be invoiced to CRYOPORT with a thirty-five percent (35%) mark-up from the cost of such services. Internal prototyping services will be invoiced at KLATU’s contracted hourly rates. The estimated prototype fees set forth in each Statement of Work shall be due and payable one (1) week after the execution of the applicable Statement of Work. If the actual prototype costs exceed the prototype estimate set forth in the applicable Statement of Work, the excess will be invoiced to CRYOPORT each month during the Project, and payment on such invoice shall be due within thirty (30) days after receipt of such invoice. If the prototype estimate exceeds actual prototype cost, the excess will be refunded to CRYOPORT at the end of the Project.

5.5           Payments and Taxes. All payments made pursuant to this Agreement shall be made in U.S. Dollars. All amounts invoiced hereunder exclude any applicable taxes. CRYOPORT agrees to pay, and to indemnify, and hold KLATU harmless from, any sales, use excise, import or export, value added or similar tax or duty not based on KLATU’s income, as well as the collection or withholding thereof, including penalties and interest, arising from payment of amounts due hereunder, and all government permit or license fees and all customs and similar fees levied upon the performance of the engineering services performed hereunder and any costs associated with the collection of any of the foregoing.

5.6           Schedule, Parts Availability and Expediting. Each Project schedule set forth in the applicable Statement of Work is based on standard parts availability and normal delivery schedules of KLATU’s vendors. KLATU will not be responsible for schedule delays caused by parts availability or long lead time parts. However, if CRYOPORT makes a written request for expedited component procurement and fabrication, KLATU will use it best efforts to meet earlier delivery dates and CRYOPORT shall be responsible for all fees and costs relating to the request.

5.7          CRYOPORT Furnished and CRYOPORT Specified Materials. KLATU is not responsible for any deficiency or omission in CRYOPORT furnished or CRYOPORT specified materials, including, without limitation, CRYOPORT Deliverables. Time expended by KLATU in isolation, debug or modification of CRYOPORT furnished or CRYOPORT specified materials, including, without limitation, CRYOPORT Deliverables, will be charged to CRYOPORT at KLATU’s contracted hourly rates, provided however, that KLATU shall provide prior written notice to CRYOPORT with a description of the deficiency with a good faith estimate of the costs involved to correct the deficiency. Within five (5) business of days of receiving such notice, CRYOPORT shall either correct or accept KLATU’s written offer to cure the deficiency.

5.8           Travel Expenses. Any travel required by KLATU employees or its subcontractors in connection with any Project must be approved in writing by CRYOPORT, and CRYOPORT will reimburse KLATU for any and all reasonable travel and living expenses in connection therewith. While traveling pursuant to this Agreement, CRYOPORT will be billed at contracted hourly rates for the actual time each KLATU employee or its subcontractor is in transit, to a maximum of eight (8) hours per day. In cases of multi-day on-site work, CRYOPORT will be billed, at contracted hourly rates, a minimum of eight (8) hours per day or actual time worked by KLATU employees and its subcontractors, whichever is higher, including weekends and holidays.

6.          Confidentiality.

6.1           Confidential Information. The parties acknowledge that in the course of performance of their obligations under this Agreement, each party (the “Recipient”) may obtain certain confidential and proprietary information of the other party (the “Disclosing Party”), including without limitation, information concerning copyrighted works, patents or patent pending investigations, development, or general information regarding such party’s technology, customers, financial, business, or marketing matters. All such information, whether given in writing or provided verbally, shall be referred to hereafter as “Confidential Information.” Without in any way limiting the generality of the foregoing, the Confidential Information shall specifically include the source code, scripts, programming code, data, information, algorithms, trade secrets and other confidential and proprietary information of KLATU related to the Background Technology, Developed Technology, and services provided or contemplated by this Agreement. All such Confidential Information shall be protected and held in the strictest confidence and trust by the Recipient and not disclosed to any third parties; provided however, that Recipient may disclose the Disclosing Party’s Confidential Information to employees, agents, or subcontractors who have executed non-disclosure agreements with terms at least as restrictive as those set forth herein and who have a need to know such Confidential Information without the prior written permission of the Disclosing Party. Further, Confidential Information shall only be used for the purpose of performing obligations under this Agreement. The obligations set forth in this Section 6.1 shall remain in effect for a period of five (5) years after termination of this Agreement.

6.2           Exclusions. Notwithstanding the foregoing, Confidential Information shall not include any information which the Recipient can prove is: (a) available to the public other than by breach of this Agreement by the Recipient; (b) rightfully received by the Recipient from a third party without confidential limitations; (c) entirely and independently developed by employees or subcontractors of the Recipient having no access to the Disclosing Party’s Confidential Information; (d) known to the Recipient prior to its first receipt of same from the Disclosing Party; (e) approved for release by written authorization of the Disclosing Party; or (f) disclosed by reason of legal, accounting or regulatory requirements beyond the reasonable control of the Recipient or the Disclosing Party, provided however that if Recipient is required to disclose Confidential Information, Recipient shall promptly notify the Disclosing Party of the order or request and permit the Disclosing Party (at its own expense) to seek an appropriate protective order.

7.           Term and Termination.

7.1           Term. Unless earlier terminated as set forth below, the term of this Agreement shall begin on the Effective Date and shall continue until December 31, 2017 (“Initial Term”), and shall thereafter automatically renew for subsequent one (1) year terms, unless notice of termination is given not less than six (6) months prior to the end of the Initial Term or annual renewal term.

7.2           Termination for Convenience. Either party may terminate this Agreement upon written notice to other party and such termination shall be effective six (6) months after the date such notice is received by the non-terminating party. After termination, KLATU shall still provide maintenance services at its normal hourly rates for a period of two (2) years as measured from the Effective Date and KLATU agrees to use its good faith efforts to provide such services on a timely basis, but the response times in the Software Maintenance Procedures attached hereto shall not apply after the date this Agreement terminates.

7.3           Termination for Breach. Either party may terminate this Agreement upon written notice if the other party breaches any material obligation under this Agreement or the Purchase and Sale Agreement For Software entered into concurrently herewith and fails to cure such breach within thirty (30) days after receiving written notice of the breach. Such notice shall specify the nature of the breach in reasonable detail. Should KLATU terminate this Agreement for CRYOPORT’s breach, the terms of Section 7.2 (with respect to reimbursement of costs and Additional Compensation) shall apply.

7.4           Effect of Termination. Upon termination of this Agreement for any reason, any amounts owed to KLATU under this Agreement before such termination, or if such termination is by KLATU for a material breach by CRYOPORT an amount not less than the Minimum Monthly Fee for not less than six (6) months after notice of termination is given resulting in such termination, will be due and payable within thirty (30) days of such termination, and each party shall promptly return to the other party or destroy all Confidential Information of such other party in such party’s possession or control and certify in writing to such other party that it has fully complied with these requirements. If a breach is the failure by CRYOPORT to timely pay fees due under this Agreement or the Purchase and Sale Agreement For Software upon five (5) days’ written notice KLATU may suspend working on any Project and providing maintenance and support until payment has been received.

7.5           Survival. Article 4 (Ownership and Licensing), Section 5.5 (Payments and Taxes), Article 6 (Confidentiality), Section 7.4 (Effect of Termination), Article 8 (Arbitration), Article 9 (Governing Law), Article 10 (Warranty) and Article 11 (Miscellaneous) shall survive any termination of this Agreement.

7.6          Post Termination Rights. All license rights granted to CRYOPORT are subject to receipt of payment in full of the Additional Compensation and any other amount due under this Agreement. All license rights granted to CRYOPORT under this Agreement shall survive any termination or expiration of this Agreement; provided receipt by KLATU of written notice of termination or the date of any other termination of the Agreement, and; until all sums due KLATU under this Agreement, including any Additional Compensation is paid in full. The license rights granted to CRYOPORT under this Agreement shall be non-exclusive and notwithstanding anything to the contrary set forth in this Agreement, for so long as the license rights are non- exclusive, KLATU shall have the right to grant other persons non-exclusive license rights to the Background Technology and the permitted uses of the Developed Technology for any field of use and KLATU shall be entitled to all compensation therefore and CRYOPORT’s license rights under this Agreement shall thereafter be subject to such other non-exclusive licenses. If CRYOPORT defaults in the payment of the any amount due under this Agreement, including any Additional Compensation or any amount due under Section 7.2 of this Agreement, and such default is not cured within thirty (30) days after written notice from KLATU, all license rights granted to CRYOPORT under this Agreement shall terminate automatically and immediately without notice.

8.            Arbitration and Equitable Relief.

8.1           Except as provided in Section 8.4 below, any controversy or dispute arising out of this Agreement, the interpretation of any of the provisions hereof, or the action or inaction of any party to this Agreement shall be submitted to arbitration pursuant to the commercial arbitration rules of the American Arbitration Association, JAMS, or ADR Services, Inc. (collectively, “Approved Service”), or other recognized arbitration service selected by the party instituting such action provided if any other party objects to the selection of a service other than an Approved Service, the arbitration shall be moved to an Approved Service selected by the party objecting. Any award or decision obtained from any such arbitration proceeding shall be final and binding on the parties, and judgment upon any award thus obtained may be entered in any court having jurisdiction thereof. No action at law or in equity based upon any claim arising out of or related to this Agreement shall be instituted in any court by any party except: (a) an action to compel arbitration pursuant to this Section, (b) an action to enforce an award obtained in an arbitration proceeding in accordance with this Section, or (c) injunctive relief to restrain the disclosure or misuse of confidential information or other intellectual property rights. If instituted against CRYOPORT, the arbitration shall take place in Los Angeles, California, and if instituted against KLATU, the arbitration shall take place in San Diego, California.

8.2           Consent to Jurisdiction. The arbitrator(s) shall apply California law to the merits of any dispute or claim, without reference to conflicts of law rules. KLATU and CRYOPORT hereby consent to the jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

8.3           Costs. KLATU and CRYOPORT shall each pay one-half of the costs and expenses of such arbitration, and each shall separately pay its counsel fees and expenses unless otherwise required by law.

8.4           Equitable Relief. The parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this arbitration agreement and without abridgment of the powers of the arbitrator.

8.5           Acknowledgment.       THE PARTIES AGREE TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF, TO BINDING ARBITRATION, EXCEPT AS PROVIDED IN SECTION 9 (5), AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF CRYOPORT’S AND KLATU’S RIGHTS TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE RELATIONSHIP BETWEEN THE PARTIES.

9.           Governing Law.

9.1           This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of California without reference to conflict of law principles. The parties agree that the United Nations Convention on Contracts for the International Sale of Goods is specifically excluded from application to this Agreement. Both parties agree to submit to exclusive jurisdiction in the State of California, USA, and further agree that any and all disputes arising under or related to this Agreement shall be brought and resolved solely and exclusively in Los Angeles, California, USA.

10.          Warranty, Disclaimers and Limitations or Liability.

10.1           Warranty. KLATU provides no warranty to CRYOPORT that the Developed Hardware and Developed Software purchased by CRYOPORT under this Agreement either before or after the Effective Date of this Agreement conforms to the specifications and requirements for each applicable Statement of Work. KLATU does warrant that has the rights to license the Background Technology to CRYOPORT as set forth in this Agreement free from any encumbrances that would prevent CRYOPORT from exercising its full rights as licensee under the terms of this Agreement. KLATU further warrants that to the Knowledge of KLATU, the Background Technology licensed to CRYOPORT and the Developed Technology sold to CRYOPORT, does not infringe any intellectual property rights of any third party. As used herein in this Section 10.1, “Knowledge” means the actual knowledge of Rick Kriss without the duty to investigate.

10.2           Post Warranty Maintenance and Support Services. If the parties enter into a new Maintenance and Support Services Agreement for extended services, CRYOPORT shall make a monthly payment as specified in an applicable Statement of Work for extended or after-hours maintenance and support services relating to the Background and Developed Technology. KLATU shall provide such new services and support on the same terms, conditions and using the same procedures as specified in Appendix C for regular maintenance and support services. The parties shall enter into a new Maintenance and Support Services Agreement, which the parties agree to negotiate in good faith on or before September 30, 2015. If no agreement is reached, then the maintenance and support services specified in Appendix C shall remain in effect and existing terms and conditions.

10.3           Warranty Disclaimers and Limitations. THE WARRANTIES ABOVE ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. The warranties above shall apply only if KLATU’s examination discloses to KLATU’s satisfaction that alleged defects actually exist and are reproducible, were not caused by misuse, unauthorized modifications, neglect, and improper installation or testing, attempts to repair, or the like, or by accident, fire, power surge or failure, or other hazard. Repair or replacement of code or other item does not extend the warranty Period. KLATU specifically does not warrant that (i) the Background Technology or Developed Technology will meet CRYOPORT’s or CRYOPORT’s Customers’ requirements, or (ii) the Modified Hardware and/or Software or Documentation in combination with the CRYOPORT System will operate in combinations with other hardware and software products which may be selected for use by CRYOPORT or CRYOPORT’s Customers.

10.4           No Warranty Pass-Through. CRYOPORT shall not pass through to its Customers or any other third party the warranties made by KLATU under this Section 10, shall make no other representations to its Customers or any other third party on behalf of KLATU, and shall expressly indicate to its Customers that they must look solely to CRYOPORT in connection with any problems, warranty claims, other claim or other matters concerning Customer Systems or the Developed Technology. No warranty, representation or agreement in this Agreement shall be deemed to be made for the benefit of any Customer of CRYOPORT or any other third party.

10.5           Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, INCLUDING LOSS OF PROFITS, REVENUE, DATA OR USE, INCURRED BY EITHER PARTY OR ANY THIRD PARTY, WHETHER IN AN ACTION IN CONTRACT OR TORT OR BASED ON A WARRANTY, EVEN IF THE OTHER PARTY OR ANY OTHER PERSON HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. KLATU’S LIABILITY FOR DAMAGES SHALL IN NO EVENT EXCEED THE AMOUNTS ACTUALLY PAID BY CRYOPORT UNDER THIS AGREEMENT TO KLATU IN THE TWELVE (12) MONTHS PRECEDING THE CLAIM GIVING RISE TO SUCH LIABILITY BY CRYOPORT TO KLATU UNDER THIS AGREEMENT. EACH PARTY ACKNOWLEDGES THAT THIS LIMITATION IS AN ESSENTIAL ELEMENT OF THE BARGAIN BETWEEN THE PARTIES AND THAT IN ITS ABSENCE THE TERMS OF THIS AGREEMENT WOULD BE SUBSTANTIALLY DIFFERENT.

11.        Miscellaneous.

11.1           Relationship of the Parties. KLATU is an independent contractor and is not an agent, joint venturer, partner or employee of CRYOPORT. The detailed manner and method of performing the services contemplated hereunder are under the sole control of KLATU.

11.2           Non-Solicitation. CRYOPORT hereby agrees not to recruit or offer employment to any KLATU personnel who have been introduced to CRYOPORT, or who are or have been assigned to perform services for CRYOPORT until one (1) year after the expiration or termination of this Agreement.

11.3           Conflict. In the event there are any express or implied inconsistencies between the provisions of this Agreement and any attached Statement of Work, the provision of this Agreement shall control. Any purchase order or other documents issued by CRYOPORT is for administrative convenience only. In the event any such purchase order or other document issued by CRYOPORT is in addition to or conflicts with any term or provision of this Agreement, this Agreement shall prevail and the additional or conflicting term is hereby rejected.

11.4           Severability. If any provision of this Agreement is found to be invalid, unlawful or unenforceable by a court of competent jurisdiction, such invalid term will be severed from the remaining portion of this Agreement, which will continue to be valid and enforceable to the fullest extent permitted by law.

11.5           Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be deemed given when delivered personally, transmitted via facsimile transmission (fax) or five days after being deposited in the United States registered mail, postage prepaid and addressed as follows, or to such other address as each party may designate in writing:

CRYOPORT:

Cryoport, Inc.

Jerry Shelton, CEO

20382 Barents Sea Circle

Lake Forrest, CA 92630

(949) 470-2300

jshelton@cryoport.com

With a copy to:

J. Damon Ashcraft

Snell and Wilmer, LLP

One Arizona Center

400 E. Van Buren St.

Phoenix, AZ 85004

Phone: 602-382-6389

Fax: 602-382-6070

dashcraft@swlaw.com

KLATU:

KLATU Networks, LLC

Rick Kriss, Managing Director

4174 NE Lookout Lane

Poulsbo, WA 98370

(206) 420-6635

rkriss@klatunetworks.com

With a copy to:

Robert W. Blanchard

Blanchard, Krasner & French, P.C.

800 Silverado Street, Second Floor

La Jolla, CA 92037

Phone (858) 551-2440

Fax (858) 551-2434

bblanchard@bkflaw.com

11.6            Entire Agreement. This Agreement, each Statement of Work attached hereto and the Commercial Services and Distribution Agreement contains the final and entire agreement and understanding between the parties with respect to the subject matter hereof and merges and supersedes all prior or contemporaneous agreements, understandings, and representations. No addition or modification to this Agreement is valid unless made in writing and signed by both parties hereto.

11.7           Force Majeure. There shall be no breach of an obligation under this Agreement (except breach for failure to make any payment due hereunder) if the breach results solely from a cause beyond the reasonable control of the party in breach including, but not limited to, acts of God, riots, revolutions, war, power outages, government acts, fires, flood, epidemics, protests, lockouts, strikes, or slowdowns, and the need to perform the obligation shall be suspended by such cause; provided, however, that the maximum period of suspension is sixty (60) days, after which time performance shall be resumed or the Agreement shall be deemed terminated, unless otherwise agreed to in writing by both parties. To be eligible for a force majeure delay a party must notify the other in writing immediately upon the occurrence of the force majeure.

11.8           Headings and References. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to Sections and Statements of Work will, unless otherwise provided, refer to Sections hereof and the Statements of Work attached hereto, all of which are incorporated herein by this reference.

11.9           Authority. The parties executing this Agreement on behalf of KLATU and CRYOPORT warrant that they have the authority to enter into this Agreement and to bind their respective KLATU to all of the terms and conditions of this Agreement.

11.10           Waiver. The failure of either party to require performance by the other party of any provision hereof will not affect the full right to require such performance at any time thereafter; nor will the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of the provision itself.

11.11           Non-Exclusivity. CRYOPORT acknowledges that KLATU may be and could be performing services for businesses other than CRYOPORT including, without limitation, other companies engaged in businesses similar to that of CRYOPORT. This Agreement shall not prohibit KLATU from performing services for such other businesses.

11.12           Assignment. Neither party shall assign or delegate this Agreement, in whole or in part, without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that KLATU may delegate certain of its obligations hereunder to independent subcontractors; provided, further, however that either party may assign this Agreement to a parent, subsidiary, or successor-in-interest to its business (whether by merger, acquisition, consolidation, or sale of substantially all of the assets of such party) if such assignee assumes all of the obligations of the assignor hereunder. Any attempted assignment or delegation in violation of the preceding sentence will be null and void. Subject to the foregoing, this Agreement shall be binding on and inure to the benefit of the parties and their respective successors and permitted assigns.

11.13           Injunctive Relief. Notwithstanding any other provision of this Agreement, a breach of Section 6 or 7 will cause irreparable harm to the non-breaching party. Therefore, any such attempted or actual breach shall entitle the non-breaching party to seek, wherever it deems appropriate, injunctive relief in addition to all other remedies available.

11.14           Indemnification. CRYOPORT shall, except to the extent caused by KLATU’s gross negligence or willful misconduct, indemnify and hold harmless KLATU, its employees, officers, directors, members and agents from and against any and all claims, demands, expenses, costs and damages for liability arising out of (a) the use of the Developed Technology by or through CRYOPORT, including, without limitation, all attorneys’ fees and other legal expenses associated with defending against such claims and demands, and/or (b) (i) the breach by CRYOPORT of any representation or warranty contained herein, (ii) any negligence or willful misconduct of CRYOPORT in the performance of this Agreement, or (iii) any failure by CRYOPOT to comply with applicable law. KLATU shall indemnify, defend and hold harmless CRYOPORT and its employees, officers, directors, members and agents from and against any and all claims, demands, expenses, costs and damages for liability to third parties arising out of (i) the breach by KLATU of any representation or warranty contained herein, (ii) any negligence or willful misconduct of KLATU in the performance of this Agreement, or (iii) any failure by KLATU to comply with applicable law. KLATU shall also indemnify and hold harmless CRYOPORT for any claim that the Background Technology or CRYOPORT’s use thereof constitutes an infringement upon any patent or other intellectual property right, including, without limitation, all attorneys’ fees and other legal expenses associated with defending against such claims and demands, to the fullest extent permitted by applicable law in effect on the date hereof and to such greater extent as applicable law may hereafter from time to time permit. Notwithstanding the foregoing and in lieu of providing the foregoing indemnity and defense, KLATU may, in its discretion: i) procure the continued right to use the infringing Background Technology; or ii) modify the Background Technology in a manner that makes it non-infringing, which may include procurement of the rights to alternative technology; provided, that, such modification does not materially diminish the functionality or performance of the infringing Background Technology. CRYOPORT agrees to implement such changes or modifications in a reasonable manner so as to limit the Parties’ potential liabilities for infringement. KLATU’s liability under this section 11.14 shall not be limited as set forth in Section 10.5 of this Agreement to the extent such claim, inclusive of attorneys’ fees and costs, is fully covered by insurance carried by KLATU (excluding any applicable deductible).

11.15           No Competitive Products or Services. During the term of this Agreement and so long as CRYOPORT is not in default of this Agreement, KLATU shall not directly or indirectly use any of the Developed Software to create, commercialize or grant for itself, any affiliate or third party, services or products containing Developed Software that would be competitive with the Developed Technology.

11.16           Insurance. KLATU agrees that at all times during the term of this Agreement to maintain a general liability insurance policy of at least two million ($2,000,000) in general umbrella liability coverage and one million ($1,000,000) in error and omission coverage, so long as such coverage is available on commercially reasonable terms.

[Signatures Continued on Following Page]

SIGNATURE PAGE TO

AMENDED AND RESTATED

MASTER CONSULTING AND ENGINEERING SERVICES AGREEMENT

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the day and year first set forth above.

KLATU NETWORKS, LLC		CRYOPORT SYSTEMS, INC.
a Washington limited liability company		a California corporation

By:	/s/ Richard Kriss	By:	/s/ Robert S. Stefanovich

Name:	Richard Kriss	Name:	Robert S. Stefanovich

Its:	Managing Director	Its:	Chief Financial Officer

EXHIBIT A CONTRACTED

HOURLY RATES

The following hourly rates (September 2015) and budget shall apply to Statement of Work (SOW)

after the Effective Date, subject to adjustment as provided in the Agreement.

Type of Work Provided	Est. Hours	Hourly Rate		Budget
Purchasing		$		$0.00
Software Technician		$		$0.00
Software Engineer			$110	$0.00
Senior Software Engineer	40	$		$4,400.00
Software Architect		$		$0.00
Senior Software Architect	80		$150	12,000.00
Project Manager & Documentation		$		$3,600.00
Senior Project Manager		$		$0.00
Software QA Technician		$		$0.00
Software QA Engineer		$		$0.00
Software QA Manager		$		$0.00
Technical Doc Writer		$		$0.00
Specialized Expertise			Market Rate	$0.00
R Kriss Retainer	Fixed			$5,000.00

*NOTE: In cases where specialty skills such as User Interface Engineering, FDA Compliance CRYOPORT, ESD Specialists, Database Design Engineer, etc., are required, the hourly rate will be based on the actual market rate for the skill. Customers subject to this rate will be notified in advance if this rate applies.

SOFTWARE MAINTENANCE PROCEDURES

All software will be tested to the extent requested by Cryoport.

CRYOPORT shall notify KLATU of any failure relating to a software design or implementation issue which will be dealt with. KLATU shall use its best commercial efforts to respond to any non- conforming Software and Documentation or Revisions and to implement corrections on a time and material basis in accordance with budgets approved by Cryoport according to the schedule of response times below.

Error Level One1                    within one (1) business day

Error Level Two2                    within two (2) business days

Error Level Three3                 on the next regular release to CRYOPORT, but no longer than 180 days.

Among other things, KLATU’s response may include (i) instructions for solving the problem, or (ii) a bug fix not otherwise contained in a release, or (iii) a functionally equivalent software solution which is free of such problems, or (iv) a suitable workaround, temporary repair or an emergency bypass, all to the extent that KLATU diagnoses the problem as a reproducible defect in an unaltered, current release of the Software and Documentation. It is expressly understood and agreed by CRYOPORT that KLATU is under no obligation to include any one or more of items (i) - (iv) in or as part of its response. It is also expressly understood and agreed by CRYOPORT that if a claimed error results from CRYOPORT’s misuse, modification, neglect, improper installation or testing of the Software or use of Documentation, or a problem with hardware or software not supplied by KLATU, KLATU is under no obligation but shall accommodate CRYOPORT as best it can, to correct the problem, and CRYOPORT may be charged for KLATU’s time and materials in responding to CRYOPORT’s claimed error at KLATU’s then standard time and material rates. Finally, it is also expressly understood and agreed that each set of instructions, updated version and functionally equivalent software package provided under this Exhibit shall be regarded as the item of software to which it relates and shall thereupon be subject to all of the terms and conditions of this Agreement that relates to such item.

1.	Error Level One shall mean a reproducible error that causes the software to be unusable for the function being performed.

2.	Error Level Two shall mean a reproducible error that does leave the software unusable, but incorrectly performs a function and either causes a loss of data or cannot be easily circumvented or avoided.

3.	Error Level Three shall mean a reproducible error that incorrectly performs a function, but there is no loss of data and the error can be easily circumvented or avoided.

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